Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2005 FOURTH QUARTER RESULTS
     New York, March 6, 2006 – NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the fourth quarter and year ended December 31, 2005.
     A. George Kallop, President and Chief Executive Officer, announced that the Company reported net earnings for the fourth quarter ended December 31, 2005 of $6.7 million or $.74 per diluted share, compared with net earnings of $6.0 million, or $.61 per diluted share, for the fourth quarter of 2004. Net earnings for the year ended December 31, 2005 totaled $9.7 million, or $1.09 per diluted share, compared with $14.6 million, or $1.48 per diluted share, for the year ended December 31, 2004.
     The Company’s combined ratio was 96.6% for the fourth quarter ended December 31, 2005 as compared with 100.3% for the same period of 2004. The Company’s combined ratio was 111.5% for the year ended December 31, 2005 as compared with 98.8% for the same period of 2004. Losses incurred from hurricanes Katrina and Rita, including reinstatement premium costs, added approximately 15.4% to the combined ratio for the year ended December 31, 2005.
     Gross premiums written for the fourth quarter of 2005 decreased by 9% to $49.9 million from $54.9 million for the fourth quarter of 2004. Gross premiums written for 2005 increased by 9% to $200.4 million from $183.6 million for 2004. Gross premiums in the fourth quarter of 2004 included excess workers compensation policies of $8.0 million that were written for a sixteen-month term.
     Net premiums written for the fourth quarter of 2005 decreased by 2% to $37.0 million from $37.9 million for the fourth quarter of 2004. Net premiums written for 2005 decreased 2% to $133.9 million from $137.1 million for 2004. Net premiums written in the fourth quarter of 2004 included excess workers compensation policies of $4.0 million that were written for a sixteen-month term. Net premiums earned for the fourth quarter ended December 31, 2005 increased by 19% to $39.1 million from $32.7 million for the same period of 2004. Net premiums earned for 2005 increased by 16% to $134.6 million from $116.3 million for 2004. Net premiums written and net premiums earned for the year 2005 were adversely affected by $14.8 million in reinstatement reinsurance premiums as a result of losses sustained from hurricanes Katrina and Rita.

     Net investment income decreased by 1% to $10.8 million for the fourth quarter of 2005 from $10.9 million for the same period of 2004. For the year ended December 31, 2005, investment income increased by 52% to $36.1 million from $23.7 million for 2004. The increase for the 2005-year principally reflected a larger investment portfolio in 2005 compared with 2004, stronger returns from the hedge fund portfolio and higher yields on short-term and fixed income investments.
     Net realized investment losses after taxes were $356,000, or $.04 per diluted share, for the fourth quarter of 2005, as compared with net realized investment gains after taxes of $38,000, or $.00 per diluted share, for the same period of 2004. Net realized investment losses after taxes for the year ended December 31, 2005 were $523,000, or $.06 per diluted share, compared with net realized investment gains of $440,000, or $.04 per diluted share, for 2004.
     At December 31, 2005 the Company’s total cash, investments and net receivables for securities sold amounted to $666.4 million. The investment portfolio at December 31, 2005 consisted of cash and short-term investments and net receivables for securities sold of $148.5 million, or 22.3%; fixed maturities of $378.3 million, or 56.8%; and, limited partnership hedge funds of $139.6 million, or 20.9%. At December 31, 2004 the Company’s total cash, investments and net receivables for securities sold amounted to $635.9 million.
     During 2005, shareholders’ equity declined by $18.8 million to $239.3 million, largely reflecting the repurchase of 1,092,735 shares of the Company’s Common Stock for approximately $27.1 million, which was partially offset by an increase in retained earnings
     Mr. Kallop, in commenting on the results, said, “Overall I am very pleased with the Company’s results for the fourth quarter of 2005. The Company achieved an underwriting profit, investment returns were excellent and our investment portfolio continued to increase in size. I am also pleased with the Company’s results for the 2005 year given that NYMAGIC, like many others in the industry, had to absorb claims from some major hurricanes. Our hurricane losses resulted from Katrina and Rita but these losses were within the coverage provided by our reinsurance program, which substantially mitigated the impact of these hurricanes on our bottom line. As a result, the Company was able to achieve a profit for the year in spite of the hurricane losses. This was due in large part to favorable underwriting results in lines not affected by the hurricanes and strong investment results for the year as a whole.”
     NYMAGIC, INC. will hold a conference call on its fourth quarter 2005 financial results live on Tuesday, March 7, 2006 at 9:00 A.M. EST. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 entering ID# 5845445 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID# 5845445.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2006 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These risks could cause actual results for the 2006 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Comparative Table Attached)

CONTACT:	A. George Kallop
NYMAGIC. INC.
(212) 551-0744
or
Richard Lewis
Richard Lewis Communications, Inc.
212/827-0020 (24/7)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Net premiums earned	$39,070	$32,746	$134,557	$116,333
Net investment income	10,759	10,852	36,060	23,679
Realized investment gains (losses)	(548)	58	(805)	678
Commission and other income	124	173	1,533	2,251

Total revenues	49,405	43,829	171,345	142,941

Expenses:
Net losses & loss adjustment expenses	22,303	18,756	92,290	66,558
Policy acquisition expenses	8,268	7,781	30,491	25,166
General & administrative expenses	7,158	6,301	27,184	23,247
Interest expense	1,669	1,669	6,679	5,353

Total expenses	39,398	34,507	156,644	120,324

Income before income taxes	10,007	9,322	14,701	22,617

Total income tax expense	3,352	3,299	5,000	7,986

Net income	$6,655	$6,023	$9,701	$14,631

Earnings per share:
Basic	$.76	$.62	$1.11	$1.50

Diluted	$.74	$.61	$1.09	$1.48

Weighted average shares outstanding:
Basic	8,750	9,752	8,734	9,736
Diluted	9,037	9,890	8,918	9,916
Balance sheet data:

	December 31,	December 31,
	2005	2004
Shareholders’ equity	$239,284	$258,118
Book value per share (1)	$26.44	$25.91

(1)	Calculated on a fully diluted basis.

Supplementary information:

NYMAGIC Gross Premium Written
By Segment	Three months ended December 31,			Year ended December 31,
	2005	2004	Change	2005	2004	Change
			(Dollars in thousands)
Ocean marine	$25,458	$24,450	4%	$105,628	$104,726	1%
Inland marine/fire	7,295	5,409	35%	25,000	16,878	48%
Other liability	17,117	25,012	(32%)	69,346	61,688	12%

Subtotal	49,870	54,871	(9%)	199,974	183,292	9%
Runoff lines (Aircraft)	63	(8)	NM	396	342	16%

Total	$49,933	$54,863	(9%)	$200,370	$183,634	9%

NYMAGIC Net Premium Written
By Segment	Three months ended December 31,			Year ended December 31,
	2005	2004	Change	2005	2004	Change
			(Dollars in thousands)
Ocean marine	$20,741	$18,536	12%	$70,596	$82,689	(15%)
Inland marine/fire	2,436	1,578	54%	8,452	5,255	61%
Other liability	13,815	17,753	(22%)	54,592	49,190	11%

Subtotal	36,992	37,867	(2%)	133,640	137,134	(3%)
Runoff lines (Aircraft)	40	(15)	NM	252	(6)	NM

Total	$37,032	$37,852	(2%)	$133,892	$137,128	(2%)

NYMAGIC Net Premium Earned
By Segment	Three months ended December 31,			Year ended December 31,
	2005	2004	Change	2005	2004	Change
			(Dollars in thousands)
Ocean marine	$21,771	$19,827	10%	$71,688	$76,361	(6%)
Inland marine/fire	2,382	1,239	92%	7,340	4,919	49%
Other liability	14,877	11,680	27%	55,277	35,056	58%

Subtotal	39,030	32,746	19%	134,305	116,336	15%
Runoff lines (Aircraft)	40	0	NM	252	(3)	NM

Total	$39,070	$32,746	19%	$134,557	$116,333	16%